Microsoft Word 10.0.4219;








INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Amendment No. 3 to the Registration Statement of John Hancock Preferred Income Fund II (Investment Company Act Registration No. 811-21202) of our report dated November 7, 2002, relating to the financial statements of John Hancock Preferred Income Fund II as of November 5, 2002 and for the period then ended in the Statement of Additional Information which is part of such registration statement.

We also consent to the reference to our Firm under the headings "Independent Auditors" and "Financial Statements" in the Registration Statement.



/s/Deloitte & Touche LLP
------------------------
Boston, Massachusetts
December 17, 2002